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                                                              EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement") is made as of November 1, 1999, by and between Flour City International, Inc., a Nevada corporation ("FCI" or "Employer"), and Johnson K. Fong ("Executive"), pursuant to the terms and conditions set forth herein.

                                    RECITALS

     A. Executive is a certified public accountant duly licensed under the laws of the State of California, and is a partner in the accountancy firm of Anderson, Schwartz & McGuire.

     B. Employer is a publicly traded company that engages in the design, engineering, manufacturing and installation of custom curtain wall systems for the construction industry.

     C. Executive is currently a member on the Board of Directors of Employer and, consequently, Employer knows of Executive and has offered the position described in this Agreement to Executive.

     D. Based on the offer of employment from Employer and upon the mutual execution of this Agreement, Executive will resign from Anderson, Schwartz & McGuire, and will notify his clients of his decision to join Employer.


                                    AGREEMENT

     In consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, Employer and Executive agree as follows:

     1. EMPLOYMENT. Employer hereby agrees to employ Executive and Executive hereby accepts employment with Employer on the terms and conditions hereinafter set forth.

     2. EFFECTIVE DATE AND TERM. The Effective Date of this Agreement is November 1, 1999. Executive shall be considered an employee "at will". It is expressly understood that either Employer or Executive may terminate this Agreement upon giving ninety (90) days written notice to the other party. Such notice shall not be required for terminations by Employer under Sections 6.a. and 6.b. In the event of Executive's voluntary resignation, this Agreement shall terminate and all compensation and other benefits shall cease to accrue upon such resignation. Upon termination for any other reason, including termination for cause, Executive shall be entitled to receive the salary in accordance with Section 6.e. below.

     3. POSITION AND GENERAL DUTIES.

     1. Executive shall serve as Executive Vice President of FCI and shall continue to serve as a member of the Board of Directors of FCI. In his capacity as Executive Vice President of FCI, Executive shall report to the Chief Executive Officer ("CEO") and/or President of FCI and shall do and perform all services, acts, or things necessary or advisable to manage and

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conduct the business of the Employer as directed by the CEO of FCI, subject at all times to the policies set by the Employer's Board of Directors (the "Board"), and to the consent of the Board when required by the terms of this Agreement. Executive's primary responsibilities will be to expand FCI's business, assist senior management in expanding FCI's business in the United States and internationally and monitoring the profitability of FCI's operation, work closely with the investment bankers and public relations consultants in improving FCI's relationship with them, and assisting the Chief Financial Officer ("CFO") of FCI in connection with budgeting, account reconciliation and financial reporting issues.

     2. Executive shall not, without specific approval of the Employer's Board or the CEO, do or contract to do any of the following:

          1. Hire or fire any employees of FCI, or any corporation owned in whole or in part by FCI;

          2.   Borrow on behalf of the Employer;

          3. Purchase capital equipment or unilaterally obligate FCI to pay for amounts in excess of the amounts budgeted for expenditure by the Board or CEO; and

          4.   Sell any capital asset of the Employer.

     During his employment hereunder, Executive shall, subject to the direction and supervision of the CEO and/or President of FCI, devote his full business time, best efforts and business judgment, skill and knowledge to the advancement of Employer's interests and to the discharge of his duties and responsibilities hereunder. He shall not engage in any other substantial business activity, except as may be approved by the Board or as set forth in Section 3.c. below.

     c. Executive may devote no more than a monthly average of sixteen (16) hours in counseling the clients and partners of Executive's former accountancy practice during the initial six-month period and will be reduced to an as-needed basis thereafter.



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     4. COMPENSATION. The compensation payable to Executive under this Agreement shall be as follows:

         a. SALARY. For all services rendered by Executive under this Agreement, Employer shall pay Executive an annual salary of One Hundred Fifty Thousand Dollars ($150,000.00), subject to increase from time to time beginning January 1, 2001 as determined by the Board in accordance with the usual practice of Employer with respect to an annual review of compensation for its senior executives; provided, however, that Executive's salary shall be increased annually beginning January 1 that this Agreement remains in force commencing with January 1, 2001 by a percentage amount equal to at least the percentage increase during the immediate twelve months in the Consumer Price Index (All items) for all urban Consumers for the San Francisco, California area, as published by the Bureau of Labor Statistics. Executive's salary shall be payable in periodic installments in accordance with Employer's usual practice for its senior executives.

         b. [Reserved]


     5. BENEFITS.

         a. ANNUAL VACATION. Executive shall be entitled to three (3) weeks vacation time each year without loss of compensation. In the event that Executive is unable for any reason to take the total amount of vacation time authorized during any year, he may accrue no more than one week of that time and add it to vacation time for the following year. If any accrued vacation time carried forward from the prior year is not used during the following year, it shall be forfeited.

         b. ILLNESS.

               (i) Executive shall be entitled to ten (10) days per year as sick leave with full pay; and

               (ii) In the event of catastrophic illness which prevents
                    Executive from performing his duties under this Agreement for a period of more than thirty (30) days, Employer shall pay provide short term disability payments in the form of salary continuation (but without bonus) as provided in
                    Section 7.

         c. MEDICAL AND DISABILITY COVERAGE. Employer agrees to include Executive, his spouse, and those of his children who qualify as his dependents under Section 152 of the Internal Revenue code of 1986 (hereinafter "Executive's Family") in the coverage of its medical and disability insurance, including medical, dental, vision, accidental death and dismemberment, and long term disability coverage. Employer further agrees to reimburse Executive for all medical and dental expenses incurred by Executive and Executive's Family, provided however, that



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                  those reimbursements shall be limited to the expenses, or
                  portions thereof, not covered by insurance.



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         e. PENSION PLAN. Executive shall have the right to participate in employer's existing 401(k) plan and any other pension or profit sharing plan(s) which are currently in place or which may be established subsequent to this Agreement.

         f. UMBRELLA LIABILITY INSURANCE. Employer agrees to include Executive in the coverage of its umbrella liability insurance policy. The face amount of this policy shall not be less than Two Million Dollars ($2,000,000.00).

         g. USE OF AUTOMOBILE.

                  (i) The Employer shall provide Executive with the use of an automobile of Executive's choice, provided that the monthly cost of leasing such automobile shall not exceed Seven Hundred Dollars ($700.00). The automobile provided hereunder shall at no time be older than four (4) years or, if older than four (4) years, shall not cause excessive operating costs;

                  (ii) The Employer shall pay all initial funding for the leasing or financing and all operating expenses of the automobile; and

                  (iii) The Employer shall procure and maintain an automobile liability insurance policy on the automobile, with coverage including Executive and Executive's Family in the minimum amounts of One Million Dollars ($1,000,000.00) for bodily injury and death to any one person in any one accident, and One Million Dollars ($1,000,000.00) for property damage in any one accident.

         h. BUSINESS EXPENSES.

                  (i) USE OF CREDIT CARD. All business expenses reasonably incurred by Executive in promoting the business of Employer, including expenditures for entertainment, gifts, and travel, are to be paid for, insofar as possible, by the use of credit cards, with a credit limit of $4,000, in the name of Employer which will be furnished to Executive;

                  (ii)     REIMBURSEMENT OF OTHER BUSINESS EXPENSES.

                           (a) Employer shall promptly reimburse Executive for all other reasonable business expenses incurred by Executive in connection with the business of Employer, including all travel expenses.

                           (b) Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of Employer.



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                           (c)   Each such expenditure shall be reimbursable
                                 only if Executive furnishes to employer
                                 adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

                  (iii) REPAYMENT OF DISALLOWED EXPENSES. In the event that any expenses paid for Executive for any reimbursement of expenses paid to Executive shall, on audit or other examination of Employer's income tax returns, be determined not to be allowable deductions from Employer's gross income, and in the further event that this determination shall be acceded to be employer or made final by the appropriate federal or state taxing authority or a final judgment of a court of competent jurisdiction, and no appeal is taken from the judgment or the applicable period for filing notice of appeal has expired, Executive shall repay to Employer the full amount of the disallowed expenses.

         i. PROFESSIONAL EXPENSES.

                  (i) PROFESSIONAL LICENSES. Employer shall pay all fees and costs associated with the continued maintenance of Executive's existing professional licenses including all license fees and the costs for Executive to complete any continuing education necessary for maintaining Executive's professional license(s). Employer shall also allow Executive time off with pay as necessary for Executive to complete such continuing education up to a maximum of 5 days per year;

                  (ii) PROFESSIONAL ORGANIZATIONS. Employer shall pay all reasonable dues and fees incurred by Executive for membership in professional organizations and shall allow Executive reasonable time to attend meetings and participate in the activities of such organizations without loss of any salary or other benefit; and

                  (iii) NONPROFIT ORGANIZATIONS. Employer shall pay all reasonable dues and fees incurred by Executive for membership in non-profit organizations as approved by the CEO and/or President and shall allow Executive reasonable time to attend meetings and participate in the activities of such organizations without loss of any salary or other benefit.



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         j. STOCK PURCHASE OPTION.

                  (i) STOCK OPTION PLAN. Executive shall have full rights to participate in Employer's existing stock option plan with the right of purchase of seventy-five thousand (75,000) shares of corporate shares in FCI in accordance with the terms of such plan and the vesting schedule attached hereto as EXHIBIT "A" and incorporated herein by reference.

         k. FAMILY TRAVEL. Since Executive will be asked to spend approximately 30% of his time traveling on behalf of FCI and Executive has two young children, Employer agrees to allow Executive to take his wife and children on certain business trips provided the actual cost thereof does not exceed Five Thousand Dollars ($5,000.00) per year. To the extent the actual cost of family travel does not exceed Five Thousand Dollars ($5,000) for any one year of employment, the unused portion, if any, may be carried forward to any future years.

     6. TERMINATION AND TERMINATION BENEFITS. Executive's employment hereunder shall terminate under the following circumstances:

         a. DEATH. In the event of Executive's death during Executive's employment hereunder, Executive's employment shall terminate on the date of his death; provided, however, that Employer shall continue to pay an amount equal to Executive's salary to Executive's beneficiary designated in writing to Employer prior to his death (or to his estate, if he fails to make such designation) for a period of three (3) months after the date of Executive's death, at the salary rate in effect on the date of his death, said payments to be made on the same periodic dates as salary payments would have been made to Executive had he not died.

         b. TERMINATION BY EMPLOYER FOR CAUSE. Executive's employment hereunder may be terminated without further liability on the part of Employer effective immediately by a majority vote of all the members of the Board of Employer for cause by written notice to Executive setting forth in reasonable detail the nature of such cause. Only the following shall constitute "cause" for such termination:

                  (i) Deliberate dishonesty of Executive with respect to Employer or any subsidiary of affiliate thereof;

                  (ii) Conviction of Executive of a felonious crime involving moral turpitude; or

                  (iii) Gross and willful failure to perform a substantial portion of his duties and responsibilities hereunder, which failure continues for more than thirty days after written notice given to Executive pursuant to a majority vote of all of the members of the Board of Employer, such vote to set forth in reasonable detail the nature of such failure.



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                  (iv)     Failure of FCI to generate net earnings greater than
                           $0 before interest, taxes, depreciation and amortization for four consecutive quarters.

         c. TERMINATION BY EXECUTIVE. Executive's employment hereunder may be terminated effective immediately by Executive by written notice to the Board of Employer in the event of the following without causing Executive to loose the termination benefits described in subsection (e) below, which benefits otherwise are not available if the Executive terminates this Agreement:

                  (1) Failure of such Board to elect Executive to the office Vice President or to continue Executive in such office or failure by the shareholders of FCI to elect Executive to the Board or to continue Executive in such office; or

                  (2)      Failure by Employer to comply with the provisions of
                           Section 4(a) or material breach by Employer of any other provision of this Agreement.

         d. TERMINATION BY EMPLOYER WITHOUT CAUSE. Executive's employment with Employer may be terminated without cause by a majority of all of the members of the Board of Employer on written notice to Executive.

         e. CERTAIN TERMINATION BENEFITS. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to Executive under this Agreement shall terminate on the date of termination of Executive's employment hereunder. Notwithstanding the foregoing, Executive shall be entitled to the following benefits in the event of termination under Section 6. c. and d.:

          1. Employer shall continue to pay an amount equal to Executive's salary to Executive during a period (the "Severance Period") which shall extend for a period of three (3) months after the date of Executive's termination, at the salary rate in effect on the date of his termination, said payments to be made on the same periodic dates as salary payments would have been made to Executive had his employment not been terminated. Executive shall have the right to purchase up to 30,000 shares of corporate shares of FCI at two dollars ($2) per share. Such right shall be fully vested upon termination;

          2. Notwithstanding anything to the contrary contained herein, in the event John Tang is removed as the Chairman of FCI or his stock ownership percentage in FCI becomes thirty-five percent (35%) or less (or another person or group holds more stock than John Tang) and in either such case, Executive is terminated for any reason, the Severance Period shall become eighteen (18) months. All unvested shares shall become vested immediately upon termination;


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          3.   Until the earlier of the end of the Severance Period or the time when Executive shall have obtained other employment, Executive shall continue to receive all benefits described in Section 5 c. through k. above existing on the date of termination. For purposes of application of such benefits Executive shall be treated as if he had remained in the employ of Employer, with a total annual salary at the rate in effect on the date of termination; and

          4. If, in spite of the provision of Section 6 e.(3) above, benefits or service credits under any benefit plan shall not be payable or provided under any such plan to Executive, or to Executive's dependents, beneficiaries or estate, because Executive is no longer deemed to be an employee of Employer, Employer shall pay or provide for payment of such benefits and service credits for such benefits to Executive, or to Executive's dependents, beneficiaries or estate.

         f. SET-OFF. Employer shall not be entitled to any credits, set-offs or other reduction to the salary and benefits received pursuant to Section
6 of this Agreement.

     7. DISABILITY. If, due to physical or mental illness, Executive shall be disabled so as to be unable to perform substantially all of his duties and responsibilities hereunder, Employer, acting through its Board, may designate another executive to act in his place during the period of such disability. Notwithstanding any such designation, Executive shall continue to receive his full salary and benefits under Section 4 of this Agreement for the period of his disability, but in no event for more than 12 months or until he becomes eligible for disability income under employer's disability income plan, if any, and shall continue to participate in Employer's benefit plans and to receive other benefits as specified in Section 4 under the Expiration Date. If any questions shall arise as to whether during any period Executive was disabled so as to be unable to perform substantially all of his duties and responsibilities hereunder due to physical or mental illness. Executive may, and at the request of Employer will, submit to employer a certification in reasonable detail by a physician selected by Executive or his guardian to whom Employer has no reasonable objection as to whether Executive was so disabled and such certification shall for the purposes of this Agreement be conclusive of the issue. If such questions shall arise and Executive shall fail to submit such certification, Employer's determination of such issue shall be binding on Executive.

     8. CONFIDENTIAL INFORMATION, INVENTIONS AND NONCOMPETITION.

              a.    DEFINITIONS.

                  (1) PROPRIETARY INFORMATION. As used in this Agreement, "Proprietary Information" means information which FCI possesses or to which FCI has rights which has commercial value. Proprietary Information includes, by way of example and without limitation, trade secrets, product ideas, designs, configurations, processes, techniques, formulas, software, improvements, inventions, data, know-how, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts,


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                           and customer lists. Proprietary Information includes
                           information developed by Executive in the course of Executive's employment by FCI otherwise relating to Inventions which belong to FCI under Section 8(d) below, as well as other information to which Executive may have access in connection with Executive's employment;

                  (2) INVENTIONS AND DEVELOPMENTS. As used in the Agreement, "Inventions and Developments" means any and all inventions, developments, creative works and useful ideas of any description whatsoever, whether or not patentable. Inventions and Developments include, by way of example and without limitation, discoveries and improvements which consist of or relate to any form of Proprietary Information;

                  (3) COMPANY-RELATED INVENTIONS AND DEVELOPMENTS. For purposes of this Agreement, "Company-Related Inventions and Developments" means all Inventions and Developments which either (A) relate at the time of conception or development to the actual or demonstrably anticipated business of FCI or to its actual or demonstrably anticipated research and development; (B) result from or relate to any work performed for FCI , whether or not during normal business hours; (C) are developed on FCI time; or (D) are developed through the use of FCI's Proprietary Information, equipment and software, or other facilities or resources; and

                  (4) EMPLOYER. For purposes of this Section 8, all references to the "Company" will be deemed to include FCI and its direct or indirect subsidiaries and affiliates.

         b. CONFIDENTIALITY. Executive understands and agrees that Executive's employment creates a relationship of confidence and trust between Executive and FCI with respect to (i) all Proprietary Information, and (ii) the confidential information of others with which the Company has a business relationship. The information referred to in clauses (i) and (ii) of the preceding sentence is referred to in this Agreement, collectively, as "Confidential Information." At all times, both during Executive's employment with the Company and after its termination, Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing Executive's duties to the Company. The restrictions set forth in this Section 8(b) will not apply to information which is generally know to the public or in the trade, unless such knowledge results from an unauthorized disclosure by Executive, but this exception will not affect the application of any other provision of this Agreement to such information in accordance with the terms of such provision.

              c. DOCUMENTS, RECORDS, ETC. All documents, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, which are furnished to Executive by the Company or are produced by Executive in connection with Executive's employment will be and remain the sale property of the Company. Executive will return to the



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Company all such materials and property as and when requested by the Company. In any event, Executive will return all such materials and property immediately upon termination of Executive's employment for any reason. Executive will not retain with Executive any such material or property or any copies thereof after such termination.

         d. AFFILIATED ENTITIES. Executive agrees that unless otherwise provided herein the provisions of this Section 8 shall inure to the benefit of affiliated entities of the Company.

         e. SURVIVAL. The provisions of this Section 8 shall survive any termination of Executive's employment with the Company.

     9. DEFINITION OF "PERSON". For purposes of this Agreement, the term "Person" shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

     10. WITHHOLDING. All payments made by Employer under this Agreement shall be net of any tax or other amounts required to be withheld by Employer under applicable law.

     11. TERMINATION OF PRIOR AGREEMENTS; INTEGRATION. Employer and Executive hereby terminate all prior agreements between them with respect to the subject matter hereof and agree that any such agreements shall be of no further force and effect. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to such subject matter.

     12. ASSIGNMENT; SUCCESSORS AND ASSIGNS, ETC. Neither Employer nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party and without such consent any attempted transfer or assignment shall be null and of no effect; provided, however, that Employer may assign its rights under this Agreement without the consent of executive in the event employer shall hereafter effect a reorganization, consolidate with or merge into any other Person, or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon Employer and Executive, their respective successors, executors, administrators, heirs and permitted assigns. In the event of Executive's death prior to the completion by Employer of all payments due him under this Agreement, Employer shall continue such payments to Executive's beneficiary designated in writing to Employer prior to his death (or to his estate, if he fails to make such designation).

     13. INDEMNITY. In addition to any obligations of Employer under the law, Employer shall defend, indemnify and hold Executive harmless from and against any and all demands, claims, liabilities, judgments, damages, causes of action, costs and expenses (including reasonable attorneys' fees, consultant and expert witness fees and other litigation costs) relating to or arising from Executive's employment with Employer.

     14. ENFORCEABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to



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which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     15. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation to be deemed a waiver of any subsequent breach.

     16. NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to Executive at the last address Executive has filed in writing with Employer or, in the case of Employer, at its main office, attention of the Board.

       To the Employer:    Flour City International, Inc.
                           915 Riverview Drive, Suite 1
                           Johnson City, TN 37601
                           ATTENTION: Mr. John Tang
                                      Chief Executive Officer
                           Telecopy:  _______________




       To Executive:       Johnson K. Fong
                           208 Kingswood Court
                           Danville, CA 94506
                           Telecopy:  ________________

     17. AMENDMENT. This agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of Employer.

     18. GOVERNING LAW. This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California.

     19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by Employer, by its duly authorized officer, and by Executive, as of the date first above written.



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FLOUR CITY INTERNATIONAL, INC.


By:_/s/John W. Tang
Its:  CEO


By:________________________________

Its:_________________________________



By:    /s/ Johnson K. Fong
       JOHNSON K. FONG



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